NEWSRELEASE

FOR IMMEDIATE RELEASE
January 26, 2006

Contacts:

Investors & Analysts Jay Gould Susan Stuart	(614) 480-4060 (614) 480-3878	Media Jeri Grier-Ball Maureen Brown	(614) 480-5413 (614) 480-4588

Investors & Analysts Roger Mann	(330) 438-1118	Media Sandy Upperman	(330) 438-4858

HUNTINGTON BANCSHARES AND UNIZAN FINANCIAL CORP. ANNOUNCE:

•	MERGER APPROVAL AND MARCH 1, 2006 TARGETED CLOSING DATE

•	SUSPENSION OF UNIZAN DIVIDEND REINVESTMENT PLAN

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) and Canton, Ohio-based Unizan Financial Corp. (NASDAQ: UNIZ) today announced that the Federal Reserve Board has approved their merger application. The merger, which was originally announced January 27, 2004, is targeted to close March 1, 2006.

Under the terms of the amended merger agreement announced November 11, 2004, Unizan shareholders of record as of the close of trading on February 28, 2006, will receive 1.1424 shares of Huntington common stock for each share of Unizan. Based on the $23.76 closing price of Huntington’s common stock on January 26, 2006, this represents a price of $27.14 per Unizan share.

“This merger is a great addition to our Ohio franchise,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “We appreciate greatly the patience and support of the Unizan customers, associates, and shareholders through what turned out to be a lengthy process. Both Huntington and Unizan share a common culture of local decision-making and focused attention on providing high quality service to our customers. We look forward to welcoming Unizan’s customers and associates to the Huntington family.”

“This merger expands Huntington’s presence in three important markets in Ohio centered in the Canton, Zanesville, and Newark areas, and bolsters our presence in the Dayton and Columbus areas,” he continued. “We will have the #1 and #2 deposit market share positions in Muskingum and Stark counties. The merger increases our market share position in the Dayton area to #6 from #8, and further strengthens our #1 market share position in Columbus. A new Eastern Ohio Region will be created upon completion of the merger, with Roger Mann, currently president and chief executive officer of Unizan, appointed as Regional President. The Eastern Ohio Region will include Huntington and former Unizan offices in Summit, Stark, Tuscarawas, and Muskingum counties.”

Commenting on the merger, Roger Mann, said, “We are very excited about the upcoming merger. Being part of Huntington is a great fit for our customers and communities. Our customers will be doing business with the same people they do today with continued high service quality. Huntington brings so much more to what we can deliver to our customers, including one of the best on-line banking capabilities in the business and access to more ATMs. It also means our customers will have access to a broader array of products and services. Community involvement will remain a priority, as both companies have a demonstrated track record of commitment to our local communities.”

Hoaglin and Mann both commented that the number one priority is to assure a seamless and effortless transition for Unizan’s customers. To make this happen staffs of both companies have invested thousands of hours in process and system integration efforts.

Upon completion of the merger, and based on pro-forma data as of December 31, 2005 before adjusting for any banking office consolidations, Huntington will have 386 offices, 992 ATMs, and deposits of approximately $24.2 billion. In Ohio, Huntington will have 207 offices, 553 ATMs, and deposits of approximately $12.3 billion on this same basis.

Suspension of Unizan DRIP

Under the terms of the amended merger agreement announced November 11, 2004, Unizan shareholders are entitled to receive a one-time special cash dividend. This special dividend represents an amount equal to the difference between any dividends declared by Huntington, adjusted for the exchange ratio, and those declared by Unizan, from and after January 1, 2005, and with a record date prior to the close of the transaction. The amount of that special dividend, as well as its record and payable dates, will be announced prior to the close of the merger. Since that dividend will be paid in cash, effective immediately the Unizan Dividend Reinvestment Plan is suspended.

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth in Huntington’s Annual Report on Form 10-K and Unizan’s Annual Report on Form 10-K for the year ended December 31, 2004, and other factors described from time to time in Huntington’s and Unizan’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

About Huntington

Huntington Bancshares Incorporated is a $33 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 140 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 900 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

About Unizan

Unizan Financial Corp., a $2.4 billion holding company, is a financial services organization headquartered in Canton, Ohio. The company operates 42 full-service retail financial centers in five metropolitan markets in Ohio – Canton, Columbus, Dayton, Newark and Zanesville. Through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association; Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the company offers its client base corporate and retail banking, internet banking and wealth management products and services. Additionally, the company operates government guaranteed loan programs through its business lending centers in Cincinnati, Cleveland, Columbus and Dayton, Ohio; Detroit, Michigan; Mt. Arlington, New Jersey and Indianapolis, Indiana. For more information on Unizan Financial Corp. and its subsidiaries, visit the company on the Web at www.unizan.com.

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